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EXHIBIT 23.2




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of ERF Wireless, Inc.


      We consent to incorporation, by reference in this Registration Statement under the Securities Act of 1933 of ERF Wireless, Inc., on Form S-8 to be filed with the Commission on April 21, 2008, of our Report of Independent Registered Public Accounting Firm dated March 25, 2008 covering the financial statements of ERF Wireless, Inc. for each of the two years ended December 31, 2007, and the related statements of operations, stockholders' deficit, and cash flows for each of the two years then ended. We also consent to the reference to us under the heading "Experts" in such Registration Statement.




/s/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP

Houston, Texas
April 21, 2008